State of Delaware
Secretary of State
Division of Corporations
Delivered 12:09 PM 03/17/2008
FILED 11:40 AM 03/17/2008
SRV 080323233 - 4519737 FILE

CERTIFICATE OF FORMATION

OF

UHS of SummitRidge, L.L.C.

1. The name of the limited liability company is UHS of SummitRidge, L.L.C.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The name and mailing address of the Sole Member is

UHS of Peachford, LP
367 South Gulph Road
King of Prussia, PA 19406

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of UHS of SummitRidge, L.L.C. this 17th day of March, 2008.

UHS of Peachford, LP
as Sole Member
George H. Brunner, Secretary of
UHS of Peachford, LP